Exhibit No. 99.1

FortuNet Announces Increased Revenues and Profits for First Quarter 2007.

LAS VEGAS - April 19, 2007 - FortuNet, Inc. (the “Company”) (Nasdaq: FNET) today announced preliminary financial results for the fiscal quarter ended March 31, 2007.

FortuNet preliminarily estimates that its quarterly sales revenues and earnings per share grew significantly over the same quarter of the prior year. Specifically, for the quarter ended March 31, 2007, the estimated sales revenues were approximately $4.3 million as compared with the sales revenues of $3.9 million for the same quarter of the prior year, an estimated increase of 9%. The earnings per share for the quarter ended March 31, 2007 are estimated to be approximately 10 cents, an increase of approximately 8 cents as compared with the earnings for the same quarter of the prior year (a 400% increase).

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server- based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, have been adapted to FortuNet’s gaming platforms, which are planned to be marketed under its WIN-WINTM MobiPlayerTM brand names.

Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com